[LETTERHEAD OF STARK, WINTER, SCHENKEIN & CO., LLP]

June 4, 2004

Securities & Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549


Re: Winmax Trading Group, Inc.

Gentlemen:

Pursuant to the request of the above referenced Company, we affirm that:

(1) We have read the Company's response to Item 4 of Form 8-K dated December 14, 2003 and signed on June 4, 2004, and

(2) We agree with the response except that we informed the registrant that we were unable to complete our review of the September 30, 2003 financial statements because the registrant could not provide adequate documentation to support its revenue recognition and related party transactions.


Very Truly Yours,


/s/ Stark Winter Schenkein & Co., LLP
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